Issuer Free Writing Prospectus, dated November 16, 2021

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated November 16, 2021 and

Registration Statement No. 333-255766

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	2.750% Notes due 2032 (the “Notes”)

Principal Amount:	$500,000,000

Trade Date:	November 16, 2021

Settlement Date:	We expect that delivery of the Notes will be made to investors on or about November 19, 2021, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the closing date of this offering will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the closing date of this offering should consult their advisors.

Maturity Date:	January 15, 2032

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2022

Coupon:	2.750% per year, accruing from November 19, 2021

Price to Public:	99.917% of the principal amount, plus accrued interest, if any, from November 19, 2021

Yield to Maturity:	2.759%

Benchmark Treasury:	1.375% due November 15, 2031

Spread to Benchmark Treasury:	+112.5 basis points

Benchmark Treasury Price/Yield:	97-20 / 1.634%

Optional Redemption Provisions:

Make-Whole Call:	+20 basis points

Par Call:	Three months prior to the Maturity Date

CUSIP/ISIN:	95040Q AP9 / US95040QAP90

Anticipated Ratings:* (Moody’s/S&P)	Baa1/BBB+

Joint Book-Running Managers:

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

BofA Securities, Inc.

KeyBanc Capital Markets Inc.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

MUFG Securities Americas Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Senior Co-Managers:

Scotia Capital (USA) Inc.

BMO Capital Markets Corp.

Stifel, Nicolaus & Company, Incorporated

Fifth Third Securities, Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

Regions Securities LLC

Capital One Securities, Inc.

BNP Paribas Securities Corp.

Huntington Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Hancock Whitney Investment Services, Inc. Loop Capital Markets LLC Synovus Securities Inc. BOK Financial Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal or revision at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free at 1-800-645-3751, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.